PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
January 11, 2012

Contact:    Michael Shaffer
Executive Vice President and Chief Financial Officer
(212) 381-3523

PVH CORP. RAISES FULL YEAR AND FOURTH QUARTER 2011 EARNINGS GUIDANCE AND PROVIDES PRELIMINARY 2012 EARNINGS GUIDANCE

•	2011 FULL YEAR AND FOURTH QUARTER GAAP AND NON-GAAP EPS GUIDANCE INCREASED $0.05 OVER PREVIOUS GUIDANCE

•	PRELIMINARY 2012 EPS ESTIMATED TO BE IN A RANGE OF $5.90 TO $6.00 ON A NON-GAAP BASIS

New York, NY - PVH Corp. [NYSE: PVH] announced today that, in conjunction with presentations to be given tonight and tomorrow by Company management at the ICR XChange Conference, it is updating its previous earnings per share guidance for the fiscal year ending January 29, 2012 and providing preliminary earnings per share guidance for the fiscal year ending February 3, 2013.

Non-GAAP Amounts:
The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented in the tables later in this release and identify and quantify all excluded items.

2011 Guidance:
Non-GAAP earnings per share for the full year 2011 is now estimated to be in a range of $5.28 to $5.30, as compared to the previous non-GAAP guidance of $5.23 to $5.25. GAAP earnings per share for the full year 2011 is estimated to be in a range of $4.10 to $4.12, as compared to the previous GAAP guidance of $4.05 to $4.07.

Non-GAAP earnings per share for the fourth quarter of 2011 is now estimated to be in a range of

$1.08 to $1.10, as compared to the previous non-GAAP guidance of $1.03 to $1.05. GAAP earnings per share for the fourth quarter of 2011 is estimated to be in a range of $0.85 to $0.87, as compared to the previous GAAP guidance of $0.80 to $0.82.

The Company’s updated guidance reflects the continuation of strong performance in the Calvin Klein and Tommy Hilfiger businesses, which was partially offset by softness in the Heritage Brands sportswear businesses. Fourth quarter of 2011 retail comparable store sales are expected to increase as compared to the prior year’s fourth quarter by 15% in the Calvin Klein business, 12% in the Tommy Hilfiger North America business, 12% in the Tommy Hilfiger International business and 4% in the Heritage Brands business. The full year effective income tax rate for 2011 is expected to be in a range of 28.5% to 29.0% on a non-GAAP basis and 29.5% to 30.0% on a GAAP basis, which represents an improvement of approximately $0.02 per share as compared to the Company’s prior guidance of 29.0% to 29.5% on a non-GAAP basis and 30.0% to 30.5% on a GAAP basis.

2012 Guidance:
Earnings per share for 2012 on a non-GAAP basis is preliminarily estimated to be in a range of $5.90 to $6.00. This estimate is negatively impacted by approximately $0.25 per share as compared to 2011 estimates due to projected differences in 2012 foreign currency translation (principally related to an expected weaker Euro to United States dollar exchange rate as compared to 2011). Pension expense is expected to increase for the full year 2012 as compared to 2011 by approximately $0.15 per share, due in large part to a decrease in discount rates. Advertising spending for the full year 2012 is expected to approximate 2011 levels. Anticipated debt payments of approximately $300 million in 2012, combined with debt payments made during 2011, are expected to result in a decrease to net interest expense of approximately $0.10 per share as compared to 2011. The effective income tax rate for the full year 2012 is expected to decrease to approximately 25.5%, which would generate an improvement on a non-GAAP basis of approximately $0.25 per share as compared to 2011. The lower tax rate in 2012 is due principally to growth in Tommy Hilfiger’s international business, which is generally taxed at lower rates.

2012 earnings growth is expected to occur entirely in the second half of the year. Earnings for the first half of 2012 are expected to be disproportionately impacted by the continued pressure on gross margins, as significantly higher year-over-year product costs began to impact the Company during the second half of 2011 and are expected to continue into the first half of 2012. Also disproportionately affecting earnings for the first half of 2012 is the negative impact from foreign currency translation, as the Euro to United States dollar exchange rates in the first half of 2012 are expected to be significantly weaker than actual rates experienced in the first half of 2011.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $71 million expected to be incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which approximately $20 million is expected to be incurred in the fourth quarter.

•	Pre-tax costs of approximately $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $7.2 million incurred in the second and third quarters of 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•	Pre-tax costs of approximately $25 million expected to be incurred in 2012 in connection with the integration of Tommy Hilfiger and the related restructuring.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

Please see reconciliations of GAAP to Non-GAAP amounts later in this release.

Details on Accessing Live Webcast and Replay:
The live webcast of the Company’s presentations at the conference, as well as the audio replay, which will be available three hours after the conference, may be accessed by logging onto http://www.pvh.com and going to the Press Releases page under the Investors tab.

PVH Corp., one of the world’s largest apparel companies, owns and markets the iconic Calvin Klein and Tommy Hilfiger brands worldwide. It is the world’s largest shirt and neckwear company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Tommy Hilfiger, IZOD, ARROW, Bass and G.H. Bass & Co., and its licensed brands, including Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, MICHAEL Michael Kors, Sean John, Chaps, Donald J. Trump Signature Collection, JOE Joseph Abboud, DKNY, Ike Behar and John Varvatos.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Forward-looking statements made during management’s appearance, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or becoming ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company’s presentation will include non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, the Company’s 2010 year-end earnings press release, which was released on March 28, 2011, and the Company’s third quarter 2011 earnings press release, which was released on December 1, 2011, each of which is available on the Company’s website at http://www.pvh.com/investor_relations_press_releases.aspx. Additional reconciliations for years 2003-2008 are available in the Company’s Current Reports on Form 8-K furnished to the SEC on March 17, 2005, March 26, 2007, March 23, 2009 and May 31, 2011. Each of these reports, as well as the Company’s Current Reports on Form 8-K furnished to the SEC in connection with the March 28 and December 1, 2011 press releases, and to be furnished in connection with this release, is available on the Company’s website at http://www.pvh.com and the SEC’s website at http://www.sec.gov.

Earnings per share and related guidance in this release speaks as of January 11, 2012 and revenue estimates included in the Company’s presentation speak as of December 1, 2011, the respective dates on which they were made. The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) 2011 estimated results excluding (i) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the one-time expenses incurred in connection with its buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with its modification of its credit facility; (iv) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; and (v) the estimated tax effects associated with these costs, and (2) 2012 estimated results excluding (i) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and the related restructuring; and (ii) the estimated tax effects associated with these costs, both of which are on a non-GAAP basis, provide useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding these costs are also the basis for certain incentive compensation calculations. The estimated tax effects associated with these costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, restructuring or debt modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar amounts in millions, except per share data)

		Full Year
	Full Year	2011
	2011	(PREVIOUS
Full Year 2011 Guidance Assumptions	(Estimated)	PROJECTION)

Tax rate range - GAAP	29.5% - 30.0%	30.0% - 30.5%
Adjustment for tax effects of acquisition, integration, restructuring and debt modification costs	(1.0)%	(1.0)%
Tax rate range - Non-GAAP	28.5% - 29.0%	29.0% - 29.5%

2011 Acquisition, Integration, Restructuring and Debt Modification Costs and Net Income Per Common Share Reconciliations	Fourth Quarter 2011 (Estimated)	Fourth Quarter 2011 (PREVIOUS PROJECTION)	Full Year 2011 (Estimated)	Full Year 2011 (PREVIOUS PROJECTION)

Acquisition, integration, restructuring and debt modification costs expected to be incurred (please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$20	$20	$115	$115
Tax impacts	(4)	(4)	(30)	(30)
After tax	$16	$16	$85	$85

GAAP net income per common share	$0.85 - $0.87	$0.80 - $0.82	$4.10 - $4.12	$4.05 - $4.07
Estimated per common share impact of after tax acquisition, integration, restructuring and debt modification costs	$0.23	$0.23	$1.18	$1.18
Net income per common share excluding impact of acquisition, integration, restructuring and debt modification costs	$1.08 - $1.10	$1.03 - $1.05	$5.28 - $5.30	$5.23 - $5.25

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (Continued)

2012 Net Income Per Common Share Reconciliation	Full Year 2012 (Estimated)

GAAP net income per common share	$5.65 - $5.75
Estimated per common share impact of after tax integration and restructuring costs	$0.25
Net income per common share excluding impact of integration and restructuring costs	$5.90 - $6.00

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2012 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

Reconciliation of Net Income Per Common Share Impact of Tax Rate Changes	Full Year 2012 (Estimated)

2012 net income per common share increase due to change in tax rate on a GAAP basis (25.5% in 2012 vs. 29.5% in 2011)	$0.33
Adjustment for difference in 2011 GAAP and non-GAAP tax rates	$(0.08)
2012 net income per common share increase due to change in tax rate on a non-GAAP basis (25.5% in 2012 vs. 28.5% in 2011)	$0.25